Exhibit 5.2

June 4, 2013

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN  46804

Re:          Steel Dynamics, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) $400,000,000 principal amount of 6 1/8% Senior Notes due 2019 (the “2019 Notes”) of the Company, to be issued in exchange for the Company’s outstanding 6 1/8% Senior Notes due 2019 (the “Old 2019 Notes”) pursuant to an indenture dated as of August 16, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), (ii) $350,000,000 principal amount of 6 3/8% Senior Notes due 2022 (the “2022 Notes” and collectively with the 2019 Notes, the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 6 3/8% Senior Notes due 2022 (the “Old 2022 Notes” and collectively with the Old 2019 Notes, the “Old Notes”) pursuant to the Indenture, and (iii) the guarantees (the “Guarantees”) of each of the Guarantors executed and delivered pursuant to the Indenture.  The issuance of the Notes in exchange for the Old Notes is collectively referred to herein as the “Exchange Offer”.

In our capacity as such counsel, we have reviewed the Indenture and forms of the Notes.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials.  As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana.

2.                                      The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its obligations under the Notes and the Indenture.

3.                                      Each Guarantor has been duly incorporated or organized, is validly existing as a corporation or as a limited liability company in good standing (where such status is recognized) under the laws of the jurisdiction of its incorporation or organization.

4.                                      Each Guarantor has the power and authority to execute and deliver the Indenture in its capacity as a Guarantor thereunder, and to perform its obligations thereunder.

This opinion letter is limited in all respects to the law of the State of Indiana, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein.  This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent:

a.                                      to being named, if desired, in the Registration Statement and in any amendments thereto as counsel for the Company and the Guarantors;

b.                                      to the statements with reference to our firm made in the Registration Statement; and

c.                                       to the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.  Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Greenberg Traurig, LLP may rely on this opinion as if it were an addressee hereof on this date for the sole purpose of rendering its opinion to the Company relating to the Notes, as filed with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

BARRETT & McNAGNY, LLP

/s/ Barrett & McNagny, LLP

SCHEDULE I — GUARANTORS

Name	State of Organization

Marshall Steel, Inc.	DE
New Millennium Building Systems, LLC	IN
OmniSource Corporation	IN
OmniSource Indianapolis, LLC	IN
OmniSource Southeast, LLC	DE
OmniSource Transport, LLC	IN
OmniSource, LLC	IN
Roanoke Electric Steel Corporation	IN
Steel Dynamics Sales North America, Inc.	IN
Steel of West Virginia, Inc.	DE
Steel Ventures, Inc.	DE
Superior Aluminum Alloys, LLC	IN
SWVA, Inc.	DE
The Techs Industries, Inc.	DE